EXPENSE LIMITATION AGREEMENT


     EXPENSE LIMITATION AGREEMENT, effective as of ___________, 2001 by and between E*TRADE Asset Management, Inc., ("ETAM") and E*TRADE Funds ("Trust"), on behalf of each series of the Trust set forth in Schedule A (each series is hereinafter referred to as the "Fund").

         WHEREAS, the Trust is a Delaware business trust organized under a Declaration of Trust ("Declaration of Trust"), and is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management company of the series type, and each Fund is a series of the Trust;

     WHEREAS, the Trust and ETAM have entered into Investment Advisory Agreements on behalf of each Fund, pursuant to which ETAM provides advisory services to each Fund for compensation based on the value of the average daily net assets of each Fund;

     WHEREAS, the Trust and ETAM have entered into a Third Restated Amended and Administrative Services Agreement dated ________, 2001 ("Administrative
Agreement"), pursuant to which ETAM provides administrative services to each Fund for compensation based on the value of the average daily net assets of each Fund;

     WHEREAS, the Trust and ETAM entered into an original Expense Limitation Agreement dated March 1, 2001, on behalf of the E*TRADE Asset Allocation Fund, and both parties agree to terminate that agreement and incorporate all terms and provisions of that agreement into this Agreement; and

     WHEREAS, the Trust and ETAM have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which that Fund would be subject during the period covering the duration of this agreement (the "Transition Period") and in order to maintain each Fund's expense ratio at the Maximum Annual Operating Expense Limit (as hereinafter defined) specified for each Fund in Schedule A hereto; and

     NOW THEREFORE, the parties hereto agree that the Expense Limitation Agreement is hereby stated in its entirety as of the date hereof as follows:

I.   Expense Limitation.
     ------------------

     1.1. Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by each Fund during the Transition Period, including but not limited to administrative services fees and advisory services fees of ETAM (but excluding interest, taxes, brokerage commissions, fees and expenses under any Rule 12b-1 plan, other expenditures which are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of each Fund's business) ("Fund Operating Expenses"), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount ("Excess Amount") shall be the liability of ETAM.

     1.2. Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund.

     1.3. Method of Computation. To determine ETAM's liability with respect to the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of any Fund exceed the Maximum Annual Operating Expense Limit of that Fund, ETAM shall first waive or reduce its advisory services fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced advisory services fee for any such month is insufficient to pay the Excess Amount, ETAM shall waive or reduce its administrative services fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense. If the amount of the waived or reduced administrative services fee is insufficient to pay the Excess Amount, ETAM may also remit to the appropriate Fund or Funds an amount that, together with the waived or reduced advisory services and administrative services fees, is sufficient to pay such Excess Amount.

     1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory services fees or administrative services fees waived or reduced and other payments remitted by ETAM to each Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

II.  Reimbursement of Fee Waivers and Expense Reimbursements.
     -------------------------------------------------------

     2.1. Reimbursement. If during the Transition Period the Advisory Agreement and Administrative Agreement are still in effect and the estimated aggregate Fund Operating Expenses of each Fund for the fiscal year are less than the Maximum Annual Operating Expense Limit for that year, subject to quarterly approval by the Trust's Board of Trustees as provided in Section 2.2 below, ETAM shall be entitled to reimbursement by each Fund, in whole or in part as provided below, of the advisory services or administrative services fees waived or reduced and other payments remitted by ETAM to each Fund pursuant to Section 1 hereof. The total amount of reimbursement to which ETAM may be entitled ("Reimbursement Amount") shall equal, at any time, the sum of all advisory services or administrative services fees previously waived or reduced by ETAM and all other payments remitted by ETAM to each Fund, pursuant to Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by each Fund to ETAM, pursuant to Sections 2.2 or
2.3 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

     2.2. Board Approval. No reimbursement shall be paid to ETAM with respect to any Fund pursuant to this provision in any fiscal quarter, unless the Trust's Board of Trustees has determined that the payment of such reimbursement is in the best interests of that Fund and its shareholders. The Trust's Board of Trustees shall determine quarterly in advance whether any reimbursement may be paid to ETAM with respect to each Fund in such quarter.

     2.3. Method of Computation. To determine each Fund's payments, if any, to reimburse ETAM for the Reimbursement Amount, each month the Fund Operating Expenses of each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a Fund for any month are less than the Maximum Annual Operating Expense Limit of that Fund, the Fund, only with the prior approval of the Trust's Board of Trustees, shall pay to ETAM an amount sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Maximum Annual Operating Expense Limit of that Fund, provided that such amount paid to ETAM will in no event exceed the total Reimbursement Amount.

     2.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year of the Transition Period, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of each Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.

III. Term and Termination of Agreement.
      ---------------------------------

     This Agreement with respect to each Fund shall continue in effect until August 31, 2002 and shall thereafter continue in effect with respect to each Fund from year to year provided such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and
(ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees"). Nevertheless, after August 31, 2002, this Agreement may be terminated by either party hereto, without payment of any penalty, upon ninety (90) days' prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust.

IV.  Miscellaneous.
      -------------

     4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     4.2. Interpretation. Nothing herein contained shall be deemed to require the Trust or any Fund(s) to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or any Fund(s).

     4.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the advisory services fee or administrative services fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement, Administrative Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement, Administration Agreement or the 1940 Act.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.



                         E*TRADE FUNDS, on behalf of its series listed on Schedule A

                         By:
                              ------------------------------------------
                              Name:
                              Title:


                         E*TRADE ASSET MANAGEMENT, INC.


                         By:
                              ------------------------------------------
                              Name:
                              Title:

                                   SCHEDULE A
                     MAXIMUM ANNUAL OPERATING EXPENSE LIMITS


This Agreement relates to the following Fund(s) of the Trust:

                                                 Maximum Annual
     Name of Fund                             Operating Expense Limit
     ------------                             (as a percentage of average
                                                    daily net assets)
                                              -------------------------


     E*TRADE Asset Allocation Fund                      0.50%

     E*TRADE Bond Fund                                  0.65%*

     E*TRADE Financial Sector Index Fund                0.95%

     E*TRADE International Index Fund                   0.65%

     E*TRADE Premier Money Market Fund                  0.45%

     E*TRADE Russell 2000 Index Fund                    0.65%

     E*TRADE S&P 500 Index Fund                         0.40%

     E*TRADE Technology Index Fund                      0.85%


--------------------------
* This agreement will become effective with respect to the E*TRADE Bond Fund upon that Fund's conversion to being an actively managed fund, if such conversion is approved by shareholders of the Fund.